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                                                                    EXHIBIT 11.1
                           WINK COMMUNICATIONS, INC.

           COMPUTATION OF HISTORICAL AND PRO FORMA NET LOSS PER SHARE

                                                                                              PRO
                                                                                           FORMA(2)
                                                         HISTORICAL(1)                     ---------
                                        ------------------------------------------------     YEAR
                                                                         THREE MONTHS        ENDED
                                          YEAR ENDED DECEMBER 31,       ENDED MARCH 31,    MARCH 31,
                                        ----------------------------   -----------------   ---------
                                         1996      1997       1998      1998      1999       1999
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net loss..............................  $(5,884)  $(9,166)  $(14,036)   (2,656)  $(5,497)   $(5,497)
                                        =======   =======   ========   =======   =======    =======
Weighted average common shares
  outstanding.........................    8,128     9,269     10,072     9,257    10,556     10,556
Unvested portion of weighted average
  shares subject to repurchase
  rights..............................   (1,696)   (1,932)    (1,118)   (1,226)     (650)      (650)
Assumed conversion of Preferred Stock
  into Common Stock on January 1,
  1999, or at date of original
  issuance, if later..................       --        --         --        --        --      7,806
Weighted average common equivalent
  shares outstanding(3)...............       --        --         --        --        --         --
                                        -------   -------   --------   -------   -------    -------
Weighted average common and common
  equivalent shares outstanding.......    6,432     7,337      8,954     8,031     9,906     17,712
                                        =======   =======   ========   =======   =======    =======
Basic and diluted net loss per
  share...............................  $ (0.91)  $ (1.25)  $  (1.57)  $ (0.33)  $ (0.55)   $ (0.31)
                                        =======   =======   ========   =======   =======    =======

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(1) See computation of historical net loss per share in Note 1 to the
    Consolidated Financial Statements.

(2) See computation of pro forma net loss per share in Note 1 to the Consolidated Financial Statements.

(3) Due to the Company's net losses, inclusion of common equivalents shares in the Computation of diluted net loss per share would be antidilutive.